News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM COMPANY NAMES RONALD J. ROBINSON
TO BOARD OF DIRECTORS

Bakersfield, CA - August 4, 2006 - Berry Petroleum Company (NYSE:BRY) announced that Ronald J. Robinson has been elected to the Board of Directors, effective August 4, 2006.

Martin H. Young, chairman of the board, said, "We are delighted that Ron Robinson is joining Berry’s Board at this time.  Ron brings deep technical knowledge and experience which will strengthen our already strong board.  His advice will be invaluable as we continue our growth activities in all of the development facets of the Company."

Mr. Robert F. Heinemann, president and chief executive officer of Berry, stated, “Ron has tremendous experience in all technical aspects of oil and gas development and exploration activity as well as the application of leading edge technology to those activities.  Ron’s willingness to be part of the board continues to move Berry forward in its growth strategy.”

Mr. Robinson has over 30 years experience in the oil and gas industry having served in various roles for Texaco including his last position as the President of Texaco Technology Division.  Following his tenure at Texaco, he served as the department head and the Albert B. Stevens Endowed Chair professor at the Harold Vance Department of Petroleum Engineering at Texas A&M University.  Currently he is the chairman and CEO of Knowledge Deployment, Inc., which assists in the development of high technology startup entities.  Mr. Robinson holds a PhD in petroleum engineering from Texas A&M University.

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California and a regional office in Denver, Colorado. Since 2003, Berry has added over 1,000,000 acres to its oil and gas asset portfolio with acreage in California, Utah, Colorado, Kansas, Nebraska and North Dakota. Visit www.bry.com for more information.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “will,” “ongoing,” “strategy,” and others indicate forward-looking statements and important factors which could affect actual results are discussed in Part I, Item 1A. Risk Factors of Berry’s 2005 Form 10-K filed with the Securities and Exchange Commission, under the heading “Other Factors Affecting the Company’s Business and Financial Results” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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